                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            TERRA INDUSTRIES INC.
- - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            TERRA INDUSTRIES INC.
- - - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- - - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- - - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - - --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - - --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- - - --------------------------------------------------------------------------------
     (3) Filing party:

- - - --------------------------------------------------------------------------------
     (4) Date filed:

- - - --------------------------------------------------------------------------------
- - - ---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

[TERRA LOGO]     Terra Industries Inc.
                 Terra Centre
                 600 Fourth Street
                 Sioux City, IA 51101
                 Telephone: (712) 277-1340





                                 March 25, 1994



DEAR STOCKHOLDER:

       It is a pleasure for us to extend to you a cordial invitation to attend the Annual Meeting of Stockholders of the Corporation to be held at 9:00 a.m. on Tuesday, May 3, 1994, in Rooms 6 and 7 at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa.

       The accompanying Notice of Meeting and Proxy Statement describe the matters to be considered and voted upon at the Meeting. In addition to consideration of these matters, there will be a report to stockholders on the affairs of the Corporation, and stockholders will have an opportunity to discuss matters of interest concerning the Corporation.

       We hope all stockholders of the Corporation will be able to attend this Meeting. If you plan to attend, please check the appropriate box on your proxy card.

       Whether or not you plan to attend the Meeting personally, it is important that you be represented. To ensure that your vote will be received and counted, please promptly complete, date and return your proxy card in the enclosed return envelope.

       On behalf of the Board of Directors and management, we would like to express our appreciation for your support during 1993. We look forward to seeing you at the Meeting.


      Burton M. Joyce                                 Reuben F. Richards
      BURTON M. JOYCE                                 REUBEN F. RICHARDS
      President and Chief Executive Officer           Chairman of the Board

                                 [TERRA LOGO]




                 NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS
                 ---------------------------------------------

TO THE STOCKHOLDERS:

       The Annual Meeting of Stockholders of Terra Industries Inc. (the "Corporation") will be held in Rooms 6 and 7 at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa, on Tuesday, May 3, 1994, at 9:00 a.m., central daylight time, for the following purposes:

       (a)  to elect directors of the Corporation;

       (b) to consider and vote upon the following proposal described in the attached Proxy Statement:

            (1) Proposal 1 to ratify the selection by the Board of Directors of the firm of Deloitte & Touche as independent accountants for the Corporation for 1994.

       (c) to transact such other business as may properly come before the Meeting.

       Only stockholders of record of the Corporation's Common Shares at the close of business on March 11, 1994 are entitled to notice of, and to vote at, the Meeting.


                                           George H. Valentine

                                           George H. Valentine
                                           Vice President, General Counsel
                                             and Corporate Secretary





March 25, 1994

                                PROXY STATEMENT

GENERAL

       The Annual Meeting of Stockholders of Terra Industries Inc. (the "Corporation") will be held in Rooms 6 and 7 at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa, on Tuesday, May 3, 1994, at 9:00 a.m., central daylight time.

       The mailing address of the principal executive offices of the Corporation is Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa, 51102-6000. This Proxy Statement and the accompanying proxy are first being sent or given to stockholders on or about March 25, 1994.

       The accompanying proxy is solicited by the Board of Directors of the Corporation. It may be revoked by written notice given to the Corporate Secretary of the Corporation at any time before being voted. Proxies in this form, properly executed, duly returned to the Corporation and not revoked, will be voted for the election of directors (except to the extent that authority therefor is withheld), and on the Proposal described in this Proxy Statement, in accordance with the instructions in the proxy. The Board of Directors is not aware on the date hereof of any matter proposed to be presented at the Meeting other than the election of directors and Proposal 1. If any other matter is properly presented, the persons named in the accompanying form of proxy will have discretionary authority to vote thereon according to their best judgment. Presence at the Meeting does not of itself revoke the proxy.

SECURITIES ENTITLED TO VOTE

       The only securities entitled to be voted at the Meeting are the Corporation's Common Shares, and only holders of record on the close of business on March 11, 1994 (the "record date"), are entitled to vote. The Common Shares are each entitled to one vote per share, all voting together as a single class.

       On March 11, 1994, 69,597,352 Common Shares were issued and outstanding.

VOTE REQUIRED

       In the election of directors, the holders of Common Shares are entitled to one vote for each Share held on the record date for each director being elected (with no cumulative voting permitted), and on all other matters to one vote for each Share held. Under Maryland law and the Corporation's Restated Articles of Incorporation and Bylaws, the affirmative vote of a plurality of the combined votes cast by the holders of the Common Shares is necessary to elect a director. On other matters, the aggregate number of votes cast, i.e., those stockholders voting "for" or "against" the matter, but not those abstaining from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the matter, and the total number of votes cast "for" will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the matter. An abstention from voting on the matter by a stockholder at the Annual Meeting, as well as broker non-votes will be considered for purposes of determining the number of Common Shares present at the Meeting; however, such abstentions and broker non-votes will not be considered a vote "for" or "against" the matter, and will therefore not be considered in determining whether or not the proposal passed.

       Minorco (U.S.A.) Inc. ("Minorco USA"), the Corporation's majority stockholder, has advised the Corporation that it intends to vote its Common Shares for the election of each of the directors set forth in this Proxy Statement and for Proposal 1 set forth herein, thereby ensuring the election of each of the directors and the approval of Proposal 1.

                             ELECTION OF DIRECTORS

NOMINEES


       The Board of Directors consists of eight members who are elected to hold office until the next Annual Meeting or until their successors are duly elected and qualified. The affirmative vote of a plurality of the combined votes cast by the holders of Common Shares voting thereon is necessary to elect a director. If no contrary indication is made, proxies in the accompanying form are to be voted for the nominees named below or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not now expected), for any nominee who shall be designated by the Board of Directors to fill such vacancy. All nominees named below are incumbent members of the Board of Directors. Set forth below opposite the name and age of each nominee are his or her present positions and offices with the Corporation, his or her principal occupations during the past five years, and the year in which he or she was first elected a director of the Corporation.

                                                                                                 Year first
                                   Present positions and offices with the Corporation and          elected
        Name and Age           principal occupations and positions during the past five years     Director
        ------------           --------------------------------------------------------------     --------
 Carol L. Brookins (50)       Founder, President and Chief Executive Officer of World               1993
                              Perspectives, Incorporated (an information, analysis and
                              consulting firm specializing in agricultural policies, markets and issues) since 1980.

 Edward M. Carson (64)        Chairman of the Board and Chief Executive Officer of First            1983
                              Interstate Bancorp since June 1990 and President thereof from
                              January 1985 to May 1990.

 David E. Fisher (51)         Finance Director of Minorco since January 1990; Vice President        1993
                              and Secretary of Minorco prior thereto.

 Basil T. A. Hone (67)        Retired; Vice President, Metals Division of Union Carbide             1986
                              Corporation (chemical, industrial gases and specialty products)
                              until 1984.

 Burton M. Joyce (52)         President and Chief Executive Officer of the Corporation since        1986
                              May 1991; Executive Vice President and Chief Operating Officer
                              thereof from February 1988 to May 1991.

 John R. Norton III (64)      Chairman and Chief Executive Officer of J. R. Norton Company         1993
                              (agricultural production) since 1972.  Between May 1985 and
                              February 1986, Mr. Norton served as a U.S. Deputy Secretary of
                              Agriculture and was not an officer of J. R. Norton Company during that period.

 Reuben F. Richards (64)      Chairman of the Board of the Corporation since December 1982;        1982
                              Chief Executive Officer thereof from December 1982 to May 1991 and President thereof from July 1983 to May 1991; Chairman of the Board of Engelhard Corporation since May 1985 and Chairman of the Board of Minorco USA since May 1990 and Chief Executive
                              Officer and President thereof since February 1994.

 Henry R. Slack (44)          Chief Executive of Minorco since December 1992 and President          1983
                              thereof since September 1985.

       In addition, several directors of the Corporation are also directors of other companies that are subject to the reporting requirements of the U.S. federal securities laws. Mr. Carson is a director of Aztar Corporation and First Interstate Bancorp; Mr. Joyce is a director of Yuba WestGold, Inc. and IPSCO Inc.; Mr. Norton is a director of Aztar Corporation, America West Airlines, Suncor, Inc., Pinnacle West Capital Corporation and Arizona Public Service Company; Mr. Richards is a director of Ecolab Inc., Engelhard Corporation, Santa Fe Energy Resources, Inc. and Potlatch Corporation; and Mr. Slack is a director of Engelhard Corporation.

BOARD OF DIRECTORS AND COMMITTEES

       During the Corporation's last fiscal year, its Board of Directors held five meetings. During periods that each incumbent member of the Board of Directors of the Corporation served during the Corporation's last fiscal year, each member attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees of the Board of Directors of which he or she was a member, except that Mr. Slack did not attend two meetings of the Board of Directors and two meetings of the Personnel Committee, and Mr. Norton did not attend one of two meetings of the Audit Committee held after his election to the Board of Directors.

       The Board of Directors of the Corporation has an Audit Committee, an Executive Committee and a Personnel Committee. The Board of Directors does not have a nominating committee. The Audit Committee, which met four times in 1993, is currently comprised of Messrs. Norton and Hone and Ms. Brookins. The Audit Committee's functions include reviewing the Corporation's procedures for reporting financial information to the public, recommending annually to the Board of Directors a firm of independent accountants to audit and review the Corporation's books and records and approving the scope of such firm's audit, reviewing reports and recommendations and fees of the Corporation's independent accountants, reviewing the scope of all internal audits and reports and recommendations in connection therewith and reviewing non-audit services provided by the Corporation's independent accountants.

       The Executive Committee, which did not meet last year, consists of Messrs. Carson, Joyce, Richards and Slack. The Executive Committee is authorized to exercise, to the extent permitted by law, all the power and authority of the Board of Directors in the management of the Corporation between meetings of the Board.

       The Personnel Committee, which met three times last year, is comprised of Messrs. Carson, Hone and Slack. Its functions include performing the duties of the committees that administer certain employee benefit plans, recommending to the Board of Directors the appointment of executive officers of the Corporation, establishing the compensation to be paid to such individuals and establishing compensation administration guidelines generally for the Corporation and its subsidiaries, and, in consultation with management, establishing and administering significant personnel policies of the Corporation.

EQUITY SECURITY OWNERSHIP

       Principal Stockholders. The following table shows, based on information reported to the Corporation by or on behalf of such persons, the ownership, as of January 31, 1994, of the Corporation's securities by the only persons known to the Corporation to be the beneficial owners of more than five percent of any class of the Corporation's voting securities.

                                                                                   Amount and
                                                                                   nature of
                             Name and address of               Title of            beneficial         Percentage
                               beneficial owner                  class             ownership           of class
                       -------------------------------------------------------------------------------------------
                       Minorco (U.S.A.) Inc.                Common Shares       37,160,725 sole             53%
                       5251 DTC Parkway                                         voting and
                       Suite 700                                                investment
                       Englewood, Colorado  80111                               power

                       Sasco Capital Incorporated           Common Shares       4,204,400 sole               6%
                       10 Sasco Hill Road                                       investment
                       Fairfield, Connecticut  06430                            power 1/

1/ Sasco Capital Incorporated has sole voting power over 2,367,200 of the 4,204,400 Common Shares beneficially owned by it as of January 31, 1994, or 6% of the total voting power of the Corporation.

- - - --------------

       Minorco USA is involved in mining and natural resource-related activities in North America. Minorco USA is indirectly wholly owned by Minorco, a company incorporated under the laws of Luxembourg as a societe anonyme. Minorco is an international natural resources company principally involved in mining and the processing of gold, base metals and industrial materials, pulp, paper, packaging and in agribusiness. Minorco's address is 9 rue Sainte Zithe, L-2763 Luxembourg City, Grand Duchy of Luxembourg. The capital stock of Minorco is owned in part as follows: approximately 43%, directly or through subsidiaries, by Anglo American Corporation of South Africa Limited ("Anglo American"), a publicly held mining and finance company; approximately 22%, directly or through subsidiaries, by De Beers Centenary AG ("Centenary"), a publicly held Swiss diamond mining and investment company; and approximately 3% by Anglo American Gold Investment Company Limited ("Amgold"), a publicly held mining investment company. Approximately 39% of the capital stock of Anglo American is owned, directly or through subsidiaries, by De Beers Consolidated Mines Limited ("De Beers"), a publicly held diamond mining and investment company. Approximately 29% of the capital stock of Centenary and approximately 33% of the capital stock of De Beers is owned, directly or through subsidiaries, by Anglo American. De Beers owns approximately 9% of Centenary. Approximately 50% of the capital stock of Amgold is owned, directly or through subsidiaries, by Anglo American.

       Mr. Nicholas F. Oppenheimer, Deputy Chairman and a director of Anglo American, Centenary, De Beers, and Chairman and a director of Amgold and a director of Minorco, and Mr. Slack, a director of the Corporation and Minorco USA, Chief Executive, President and a director of Minorco and a director of Anglo American, have indirect partial interests in approximately 7% of the outstanding shares of Minorco, approximately 8% of the outstanding shares of Anglo American, and less than one percent of the outstanding shares of Amgold. Also, Messrs. Hone and Richards beneficially own respectively 3,350 and 1,000 Minorco Ordinary Shares, and Mr. Hone beneficially owns 1,000 Anglo American Ordinary Shares, each constituting less than one percent of the outstanding shares of the issuer. Mr. Richards is Chairman of the Board, Chief Executive Officer and President of Minorco USA and a director of Minorco. Mr. Fisher is a director of Minorco USA and Minorco. Mr. Joyce is a Vice President of Minorco USA. Minorco USA is engaged in certain transactions with the Corporation described under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" below.

       Directors and Officers. The following table shows the equity securities of the Corporation and its subsidiaries that were beneficially owned by each of the following individuals as of December 31, 1993: directors and nominees individually, the chief executive officer (who is also a director), the four other most highly compensated executive officers, P. D. Foster (who retired as an executive officer of the Corporation in July 1993), and the directors and executive officers of the Corporation as a group.

                                                                      Number of Common Shares
            Name                                                       Beneficially Owned 1/
            ----                                                       ----------------------
         J.S. Burchfield  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31,415 2/
         E.M. Carson  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,000
         P.D. Foster  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62,324 2/
         B.T.A. Hone  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5,711
         B.M. Joyce . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   344,438 2/ 3/
         F.G. Meyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52,149 2/
         J.R. Norton III  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,000
         R.F. Richards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 458,343 2/
         H.R. Slack . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 250
         W.M. Rosenbury . . . . . . . . . . . . . . . . . . . . . . . . . . . . 133,147 2/

         Directors and all executive officers as a group (14 persons) . . . . 1,314,163 2/

- - - --------------

1/ Except as described in footnote three below, each director, nominee or executive officer had sole voting and investment power over the shares shown as beneficially owned. Each director, nominee and executive officer individually beneficially owned less than one percent, and the directors and executive officers as a group owned approximately 2% of the total issued and outstanding Common Shares of the Corporation.

2/ The number of Common Shares shown as beneficially owned by Messrs. Joyce, Richards, Rosenbury, Meyer and Foster and by all directors and executive officers as a group, include 255,000, 446,000, 81,000, 37,700, 62,200 and
      921,700 Common Shares, respectively, as to which such person or group had the right to acquire beneficial ownership pursuant to the exercise, on or before April 30, 1994, of employee stock options. Mr. Burchfield does not own any employee stock options. The number of Common Shares shown also reflect the ownership of certain restricted Common Shares subject to certain performance related vesting conditions and of matching contributions of Common Shares under the Corporation's Employees' Savings and Investment Plan as of December 31, 1993.

3/ Mr. Joyce shares with his spouse investment and voting power with respect to 30,000 Common Shares.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers, directors and greater than ten percent beneficial owners to file initial reports of ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the Corporation's executive officers and directors, all of the Corporation's officers, directors and greater than ten percent beneficial owners made all required filings, except Messrs. John S. Burchfield and Basil T.A. Hone, who each reported one transaction late on a subsequently filed Form 5.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

       The following table provides certain summary information concerning compensation paid or accrued by the Corporation and its subsidiaries, to or on behalf of the Corporation's Chief Executive Officer, each of the four other most highly compensated executive officers of the Corporation (determined as of the end of the last fiscal year), and P. D. Foster, who retired as an executive officer of the Corporation in July 1993 (hereafter referred to as the "named executive officers"), for the fiscal years ended December 31, 1991, 1992 and 1993.

                           SUMMARY COMPENSATION TABLE


                                                                                      Long-Term Compensation
                                                                            -------------------------------------
                           Annual Compensation                                         Awards            Payouts
    -------------------------------------------------------------------     -----------------------    ----------
                                                                Other                                                  All
        Name and                                               Annual       Restricted                                Other
        Principal                                              Compen-        Stock                       LTIP       Compensa-
         Position         Year      Salary 1/    Bonus 2/     sation 3/     Award(s) 11/   Options      Payouts       tion 4/
    ----------------------------------------------------------------------------------------------------------------------------
    Burton M. Joyce       1993    $417,924       $356,000     $2,731           --           --             --         $9,285
    President and         1992     380,012        190,000      5,071           --         300,000 10/      --          7,966
    Chief Executive       1991     363,341        270,000                   $99,999 5/     75,000          --
    Officer

    Reuben F.  Richards   1993     342,240 6/       --        25,003           --           --             --         4,497
    Chairman of the       1992     342,000 6/       --        25,675           --           --             --         8,139
    Board                 1991     397,667 6/       --                       50,000 6/      --             --

    W. Mark Rosenbury     1993     188,977        104,694      3,559           --           --             --         4,497
    Executive Vice        1992     175,255         65,000      3,487        150,000 7/      --             --         6,955
    President and Chief   1991     157,666         81,000                      --          23,000          --
    Operating Officer

    Francis G. Meyer      1993     127,105         65,427      1,733           --           --             --         3,813
    Vice President and    1992     118,320         28,800      1,683         50,000 7/      --             --         3,550
    Chief Financial       1991     109,841         35,000                      --          13,000          --

    John S. Burchfield 8/ 1993     114,836         35,425        832              --        --             --         3,445
    Vice President        1992      82,923         25,000       --          150,000 7/      --             --         2,892
    Human Resources       1991       --             --                            --        --             --

    Paul D. Foster 9/     1993     120,000         42,174      1,733           --           --             --         3,600
    Senior Vice           1992     149,156         46,400      1,808           --           --             --         5,502
    President - Sales     1991     139,720         29,000                      --          13,000          --
    Terra International

1/ "Salary" includes amounts deferred at the election of the named executive officer under the Corporation's Employees' Savings and Investment Plan and Supplemental Deferred Compensation Plan.

2/ "Bonus" includes amounts awarded under the Corporation's Incentive Award Program for Key Executives.

3/ "Other Annual Compensation" includes tax reimbursements or "gross-ups" provided to the named executive officers. While the named executive officers enjoy certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus. "Other Annual Compensation" includes only amounts earned for the fiscal years ending December 31, 1992 and 1993.

4/ For 1992, "All Other Compensation" includes amounts (i) attributable to premium payments by the Corporation on behalf of the named executive officers to continue term life insurance coverage not otherwise available under the Corporation's standard life insurance plan, and (ii) contributed, allocated or accrued for the named executive officers under the Corporation's Employees' Savings and Investment Plan (the "401(K) Plan"). For 1993, such amounts include only amounts contributed, allocated or accrued for the named executive officers under the 401(K) Plan. "All Other Compensation" includes only amounts earned for the fiscal years ended December 31, 1992 and 1993.

5/     Mr. Joyce was awarded 33,333 restricted Common Shares during 1991.
       The closing price of the Common Shares on the New York Stock Exchange on the date of grant, May 1, 1991, was $3.00. The Common Shares may not be sold, transferred or assigned until the restrictions expire. The restriction applicable to 20% of the Common Shares expired on each of May 1, 1992 and May 1, 1993, and the restrictions applicable to an additional 20% expire on May 1 in each year thereafter until 1996, so long as Mr. Joyce remains an employee of the Corporation. The aggregate number of restricted Common Shares held by Mr. Joyce at December 31, 1993, was 20,000, and the value thereof calculated as of the date of grant was $60,000. During the restricted period, Mr. Joyce is entitled to all benefits incidental to ownership of the Common Shares, including voting the Common Shares and receiving such dividends as from time to time may be declared by the Board of Directors of the Corporation.

6/ Effective May 1, 1991, Mr. Richards commenced performing services for Minorco USA as well as the Corporation, and Minorco USA has since that date reimbursed the Corporation for one-half of the compensation paid to, or accrued on behalf of, Mr. Richards. The amounts shown in the Summary Compensation Table are net of any reimbursement by Minorco USA. The Corporation is a party to a deferred compensation agreement with Mr. Richards described under "Employee Contracts and Termination of Employment Arrangements" pursuant to which Mr. Richards accrues certain compensation, reported in the Summary Compensation Table for the periods indicated, payable at such time as he ceases to be an employee of the Corporation, attains age 65 or becomes totally disabled.

7/ On September 25, 1992, the Personnel Committee of the Corporation's Board of Directors approved the grant of 30,000, 10,000 and 30,000 restricted Common Shares of the Corporation under its 1992 Stock Incentive Plan ("Performance Shares") to each of Messrs. Rosenbury, Meyer and Burchfield, respectively. The restricted period terminated with respect to all but 50% of the Performance Shares on February 1, 1994. The restrictions lapse with respect to an additional 25% of the Performance Shares after any period of thirty (30) consecutive business days during which the average closing price of the Common Shares on the New York Stock Exchange is at least $8.75 per share and with respect to the remaining 25% after any period of thirty (30) consecutive business days during which the average price is at least $10.00 per share. Unvested Performance Shares automatically vest beginning on the day that either of Messrs. Rosenbury's, Meyer's or Burchfield's employment with the Corporation is terminated involuntarily or his respective responsibilities or compensation are substantially reduced, if such termination or reduction occurs prior to February 28, 1999, and within twelve months of the date on which any person or group of persons acting in concert (other than Minorco
       USA) acquires beneficial ownership of the outstanding securities of the Corporation in an amount having, or convertible into securities having, 50% or more of the ordinary voting power for the election of directors of the Corporation.

       During the restricted period, Messrs. Rosenbury, Meyer and Burchfield are entitled to all benefits incidental to ownership of the Common Shares, including voting the Common Shares and receiving such dividends as from time to time may be declared by the Board of Directors of the Corporation. No other restricted Common Shares were owned by Messrs. Rosenbury, Meyer or Burchfield at December 31, 1993.

8/ Mr. Burchfield joined the Corporation as Vice President - Human Resources in March 1992.

9/     Mr. Foster retired from Terra International, Inc. ("Terra
       International") as Senior Vice President - Sales in July 1993 and remains a consultant to Terra International under a consulting agreement until

       December 31, 1994, which is described under "Employee Contracts and Termination of Employment Arrangements."

10/ The options granted to Mr. Joyce in September 1992 vest in the same manner as the Performance Shares described in footnote seven to the "SUMMARY COMPENSATION SCHEDULE."

11/ The number of restricted Common Shares held, and the value thereof (shown in parenthesis), at December 31, 1993 by each of the named executive officers is: Burton M. Joyce: 20,000 ($152,500); W. Mark
       Rosenbury: 30,000 ($228,750); Francis G. Meyer: 10,000 ($76,250); and
       John S. Burchfield: 30,000 ($228,750). Messrs. Richards and Foster did not own any restricted Common Shares at December 31, 1993.

OPTION EXERCISES AND YEAR-END VALUE TABLE

       The following table provides information concerning the unexercised options to purchase the Corporation's Common Shares granted under the 1983 Stock Option Plan, and the 1987 and 1992 Stock Incentive Plans of the Corporation. None of the named executive officers exercised any stock options during 1993.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1993 OPTION VALUES

                                                  Number of Unexercised              Value of Unexercised in-the-Money
                         Name                  Options at December 31, 1993            Options at December 31, 1993 1/
                                        --------------------------------------------------------------------------------
                                            Exercisable        Unexercisable         Exercisable         Unexercisable
             -----------------------------------------------------------------------------------------------------------
               Burton M. Joyce                  255,000           300,000               $603,750            $787,500

               Reuben F. Richards               446,000               --                 780,453                 --

               W. Mark Rosenbury                 81,000               --                 171,825                 --

               Francis G. Meyer                  37,700               --                  91,150                 --

               John S. Burchfield                   --                --                     --                  --

               Paul D. Foster                    62,200               --                 140,763                 --

1/ Based on the closing price on the New York Stock Exchange--Composite Transactions of the Corporation's Common Shares on December 31, 1993 ($7.625).

                              PENSION PLAN TABLES

       The following table shows the estimated annual retirement benefit payable on a straight life annuity basis under the Employees' Retirement Plan of Terra International (the "Retirement Plan") and the Corporation's Excess Benefit Plan, on a non-contributory basis, which covers the named executive officers (other than Paul D. Foster, who, as a former employee of Terra International, is entitled to estimated annual retirement benefits as set forth below) and certain other employees of Terra International, at various levels of accrued service and compensation.

                                                                  Years of Credited Service
                                    --------------------------------------------------------------------------------------
                    Remuneration            10                15                 20               25              30
               -----------------------------------------------------------------------------------------------------------
                     $150,000          $24,887           $37,331            $49,774          $62,218         $74,661

                      250,000           42,387            63,581             84,774          105,968         127,161

                      500,000           86,137           129,206            172,274          215,343         258,411

                      750,000          129,887           194,831            259,774          324,718         389,661

       "Compensation" under the Retirement Plan includes all salaries and wages paid to a participant, including bonuses, overtime, commissions and amounts the participant elects to defer under the Corporation's Employees' Savings and Investment Plan and Supplemental Deferred Compensation Plan. Covered earnings are limited by Section 401(a)(17) of the Internal Revenue Code ("Code") to $235,840 in 1993. The above benefits are subject to the limitations of Section 415 of the Code, which, in 1993, provided for a maximum annual payment of approximately $115,641. Under the Corporation's Excess Benefit Plan, however, the Corporation will supplement those benefits so that the amount the participant will receive will be equal to the amount that would have been received under the Retirement Plan but for such limitations. Covered compensation for the named executive officers (other than Paul D. Foster) as of the end of the last calendar year is: Burton M. Joyce: $607,924; Reuben F.
Richards: $684,480; W. Mark Rosenbury: $253,977; Francis G. Meyer: $155,905; and John S. Burchfield: $139,836. The estimated years of service for each named executive officer is as follows: Burton M. Joyce: 7; Reuben F. Richards:
11; W. Mark Rosenbury: 7; Francis G. Meyer: 11; and John S. Burchfield: 2.

       Except for those employees of Terra International entitled to benefits set forth in the above table, executive officers of the Corporation, including Paul D. Foster, who are employees of Terra International, are entitled to the estimated annual retirement benefit under the Retirement Plan and Excess Benefit Plan as set forth in the following table:


                                                                  Years of Credited Service
                                    --------------------------------------------------------------------------------------
                    Remuneration            10               15               20                 25               30
                 ---------------------------------------------------------------------------------------------------------
                     $150,000         $ 21,887         $ 32,831         $ 43,774           $ 54,718         $ 65,661

                      250,000           37,387           56,081           74,774             93,468          112,161

                      500,000           76,137          114,206          152,274            190,343          228,411

                      750,000          114,887          172,331          229,774            287,218          344,661

       Covered compensation for Paul D. Foster as of the end of the last calendar year is $166,400, and the estimated years of service for Mr. Foster is 16.

       Covered compensation for each of the named executive officers includes the salary paid in 1993 to each of the named executive officers plus the bonus paid in 1993 to such executive officers for service to the Corporation and its subsidiaries in 1992. Amounts reported in the table entitled "SUMMARY COMPENSATION TABLE" for 1993 include the salary paid to each of the named executive officers in 1993 plus the bonus paid to such executive officers in 1994 for service to the Corporation and its subsidiaries in 1993. Covered compensation for Mr. Richards includes amounts paid by the Corporation subject to reimbursement by Minorco USA, as more particularly described under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" below.

EMPLOYEE CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

       Paul D. Foster retired from Terra International as Senior Vice President
- - - - Sales in July 1993 (the "Retirement Date").  In May 1993, Terra International
entered into a retirement agreement ("Retirement Agreement") with Mr. Foster pursuant to which it agreed to pay Mr. Foster, after the Retirement Date, 50%
of his then full-time salary ($159,999), together with full benefits, through
December 31, 1993, and thereafter a specific rate for each day's service provided by Mr. Foster to Terra International.  On December 30, 1993, Mr.
Foster and Terra International terminated the Retirement Agreement and entered into a consulting agreement ("Consulting Agreement") pursuant to which Terra
International agreed to retain Mr. Foster as a consultant through December 31,
1994 at a rate of $50,000 for a minimum of 50 days' service to Terra
International by Mr. Foster.

       The Corporation is a party to a deferred compensation agreement with Reuben F. Richards that remains effective until he ceases to be an employee, attains age 65 or becomes totally disabled. Pursuant to the agreement, from April 1, 1983, to March 31, 1991, the Corporation credited an account for Mr. Richards with phantom stock units equal to the number of whole Common Shares that could have been acquired with $50,000 at the market price on the last business day of such quarter. In no event may the value of the phantom stock unit account on any date be less than $1.6 million, the product of (i) $50,000 and (ii) the number of full fiscal quarters through March 31, 1991 (the "minimum amount"). Beginning April 1, 1991, as of the end of each fiscal quarter the Corporation credits a cash account for Mr. Richards with $50,000 per fiscal quarter. Mr. Richards is entitled to payment of phantom stock units credited to his phantom stock unit account and cash balances credited to his cash account with respect to each fiscal year, provided he remains a full-time employee either for five years thereafter or until his death, total disability or attainment of age 65. If his employment is otherwise terminated, the Board of Directors may require him to forfeit the preceding five years of phantom stock units or cash credited to his account. Mr. Richards has no right to payments under the agreement while employed; thereafter, the phantom stock units credited to his account are to be valued at the greater of (i) the minimum amount or (ii) the product of the number of his nonforfeited phantom stock units and the market price of the Common Shares. The Corporation may pay any amount due to Mr. Richards, his designated beneficiary or his estate under the terms of the agreement, in cash either as soon as practicable or over a period of 10 or fewer years, in equal quarterly installments (with interest). Effective May 1, 1991, Mr. Richards commenced performing services for Minorco USA as well as the Corporation, and Minorco USA is obligated to reimburse the Corporation for one-half of the deferred compensation accrued on behalf of Mr. Richards under the terms of the agreement.

       As described in footnote seven to the table entitled "SUMMARY COMPENSATION TABLE," the vesting or exercisability of certain awards granted to the named executive officers is accelerated in the event of certain corporate transactions including a change in control of the Corporation.

DIRECTOR COMPENSATION

       Each director who is not an officer or employee of the Corporation or of one of its subsidiaries receives an annual retainer of $16,000 for services as a director. In addition, such directors receive a fee of $800 for each Board or Committee meeting attended and are reimbursed for their expenses of attending such meetings.

PERFORMANCE GRAPH

       The SEC requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation.

       The graph appearing below assumes the investment on January 1, 1989, of $100 in Common Shares of the Corporation, the S & P 500 Stock Index and two industry peer groups. The peer group designated "Former Industry Peer Group" consists of agribusiness companies selected by the Corporation in January 1993 for inclusion in last year's Proxy Statement, and consists of Ag Services of America Inc., Agricultural Minerals Corporation, BioTechnica International, Inc., Deere & Company, DEKALB Genetics Corporation, First Mississippi Corporation, Freeport-McMoRan Resource Partners, Limited Partnership, IMC Fertilizer Group, Inc., Potash

Corporation of Saskatchewan Inc. and The Vigoro Corporation. The peer group designated "Current Industry Peer Group" consists of the companies included in the Former Industry Peer Group, except Deere & Company, an agriculture equipment manufacturer, and includes LESCO, Inc., a company engaged in the manufacture and sale of fertilizer, turf protection, grass seed and other products. The Corporation selected the Current Peer Group for inclusion in this year's Proxy Statement to more accurately reflect its business as a producer and distributor of crop production and professional products and services to farm and other non-agribusiness customers.

                      [Five-Year Stock Performance Graph]


                                                1989      1990     1991     1992     1993      1994
          -------------------------------------------------------------------------------------------
            Terra Industries Inc.                100        90       55       74       72       116

            Former Industry Peer Group           100       106       95      118      108       155

            Current Industry Peer Group          100        84       86      124      109       132

            S & P 500 Stock Index                100       132      127      166      179       197

       Although the companies included in the Current Industry Peer Group were selected because of similar industry characteristics, they are not representative of the Corporation's business during the entire period indicated. The Corporation began a major restructuring of its operations in late 1990 to focus on agribusiness and moved its corporate headquarters from New York to Sioux City, Iowa. Prior to the restructuring, the Corporation's financial results were substantially affected by the performance of its non-agribusiness operations, including coal, base metals and gold mining operations. The comparison of the Corporation's performance to the performance of the Current Industry Peer Group following the restructuring should be more meaningful, and is reflected in the graph appearing below, which assumes the investment on January 1, 1991, of $100 in Common Shares of the Corporation, the Current Industry Peer Group and the S & P 500 Stock Index.

                      [Three-Year Stock Performance Graph]

                                                   1991          1992        1993       1994
         -----------------------------------------------------------------------------------------
            Terra Industries Inc.                   100           134         131        211

            Current Industry Peer Group             100           143         126        153

            S & P 500 Stock Index                   100           130         140        154

       The graphs appearing above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Mr. Richards, the Chairman of the Board of the Corporation, is a director of Minorco and the Chairman of the Board, Chief Executive Officer, President and a member of the compensation committee of Minorco USA; Mr. Joyce, the President and Chief Executive Officer of the Corporation, is a Vice President of Minorco USA; and Mr. Slack, a director of the Corporation and the Chairman of the Personnel Committee of the Board of Directors of the Corporation, is an officer of Minorco and a director of Minorco and Minorco USA. Minorco USA is indirectly wholly owned by Minorco.

       The Corporation and Minorco USA engage in various transactions in the ordinary course of business discussed more fully under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" below. Such transactions are primarily on a cost-reimbursement or contractual basis, or, in certain cases, are on terms determined by reference to market prices.

                        REPORT ON EXECUTIVE COMPENSATION

GENERAL POLICY

       The foundation of the Corporation's compensation policy is to offer competitive compensation opportunities to attract, retain and motivate executive officers. The compensation of executive officers is reviewed and approved annually by the Personnel Committee of the Board of Directors of the Corporation (the "Committee"), which is comprised entirely of non-employee directors. The three general elements in the Corporation's executive compensation program consist of base salary, annual incentive awards under the Corporation's Incentive Award Program for Key Executives (the "Key Executive Plan"), and long-term incentive compensation in the form of stock options, restricted stock or other award opportunities offered under the Corporation's 1992 Stock Incentive Plan approved by stockholders in May 1992 (the "Long-Term Plan"). As an executive officer's level of responsibility increases, a greater portion of his or her total compensation is based on annual and long-term incentive compensation and less on base salary.

BASE SALARY

       Annual base salaries paid to the Corporation's executive officers are fixed at levels generally competitive with amounts paid to executive officers with comparable experience and responsibilities at other companies engaged in a similar business as the Corporation and with other companies of similar size or market capitalization ("Performance Peer Group"). There is no correlation between the composition of the Performance Peer Group and the composition of the Current Industry Peer Group used for purposes of calculating the comparative shareholder returns set forth in the Performance Graphs appearing above. To attract, retain and motivate executive officers, the Corporation competes with a broader spectrum of companies (many of which are non-public) than those included in the Current Industry Peer Group.

       Changes in the base salaries of executive officers (other than Burton M. Joyce, the Corporation's President and Chief Executive Officer) are reviewed by the Committee annually with Mr. Joyce and the Vice President-Human Resources and are largely based on the individual's performance and contribution to the Corporation. In addition, the Committee periodically obtains advice from an independent compensation consultant concerning salary competitiveness. The salary survey and other information provided by the compensation consultant is then considered along with factors relating to the executive officer's performance to determine appropriate increases to base salaries.

ANNUAL INCENTIVE AWARDS

       Under the Key Executive Plan, which is reviewed and approved by the Committee in the first quarter of each year, an incentive award pool is established based on a target percentage of executive officers' salaries and the achievement of certain financial goals proposed by management to the Committee (the "Targeted Goals"). The incentive award pool is then increased or reduced based on the Corporation's performance measured against the Targeted Goals. Annual incentive payments for individual executive officers are based on their target percentage, which generally increases as the executive officer's level of responsibility increases. Awards are then increased or reduced based on the individual executive officer's achievement of specified objectives established at the beginning of each fiscal year, individual job performance and the size of the incentive award pool.

       For awards to participants under the Key Executive Plan in 1993 respecting service to the Corporation in 1992 (the "1992 Plan"), the Targeted Goals were based on net income and cash flow, with net income receiving a 60% weight and cash flow receiving the remaining 40%. Incentive compensation awarded in 1993 under the 1992 Plan to the named executive officers reflected the Corporation's attainment of 100% of the net income goal and 86% of the cash flow goal, or 95% overall achievement under the 1992 Plan (the "1992

Performance Factor). The 1992 Performance Factor was modified from 95% to 92% by the Committee, based on a recommendation from Mr. Joyce.

       Incentive compensation awarded in 1994 under the Key Executive Plan respecting service to the Corporation in 1993 (the "1993 Plan") was calculated in the same manner as the 1992 Plan. Under the 1993 Plan, however, the Targeted Goals were based on net income and return-on-equity, with net income receiving a 60% weight and return-on-equity receiving the remaining 40%. Incentive compensation awarded in 1994 reflected the Corporation's attainment of 106% of the net income goal and 103% of the return-on-equity goal, or 105% overall achievement under the 1993 Plan.

LONG TERM AWARDS

       Long-term incentive awards under the Long-Term Plan are designed to provide an incentive to executive officers in increasing shareholder value on a sustained basis. Prior to 1992, the Corporation granted to its executive officers options to purchase Common Shares of the Corporation; however, as part of the Corporation's review of its compensation policies, management perceived that the Corporation's practice of granting stock options as the exclusive means of long-term incentive compensation had not been an effective incentive tool in achieving the Corporation's financial goals. To address this concern, the Corporation engaged an independent compensation consultant in July 1992 to evaluate the competitiveness of the Corporation's compensation plans and provide recommendations to the Committee regarding long-term incentive compensation to be awarded to the Corporation's executive officers.

       The consultant reviewed base, annual and long-term incentive compensation policies and practices for executive officers of the Corporation and compared the same with compensation offered to executive officers of companies within the Performance Peer Group. The consultant's report concluded that the Corporation's base salaries and annual bonus payments were generally competitive with the companies within the Performance Peer Group but its long-term incentive programs were not competitive. The report made specific recommendations regarding structuring long-term incentive grants to executive officers under the Long-Term Plan in order to provide an incentive opportunity to executive officers that aligns the financial interest of the Corporation's senior management with that of its stockholders.

       Acting on the recommendations of the independent consultant, the Committee issued, in September of 1992, incentive stock options and non-qualified stock options to Mr. Joyce and certain other key employees of the Corporation and restricted stock ("Performance Shares") to other key employees, including executive officers of the Corporation (who in prior years had received grants of stock options rather than Performance Shares). Performance Shares are grants of restricted Common Shares of the Corporation that vest if the Corporation's Common Shares achieve certain sustained levels of appreciation in the six years following their issuance. As of the date of the award, participants have all the rights of a stockholder other than the right to sell the Performance Shares. The Committee believes that this encourages participants, including executive officers, to view themselves as long-term stockholders, thus serving the interests of all stockholders by focusing their efforts on building stockholder value. Performance Shares are subject to forfeiture if the performance threshold is not attained or if a participant terminates employment for any reason prior to vesting.

       In deciding to grant long-term incentive awards to the Corporation's executive officers that vest on the basis of appreciation of the market price of the Corporation's Common Shares, the Committee noted that the value of the awards will not be immediately realized and will be dependent on building profitability and stockholder value well after the date of grant and will provide a continuing incentive to executive officers long after the award has actually been earned.

       In determining the specific grants of Performance Shares to executive officers in September of 1992, the Committee reviewed with the Vice President-Human Resources of the Corporation and the independent consultant the recommended individual awards, taking into account the respective scope of accountability, strategic and operational goals and contribution of each executive officer. No grants were made under the Long-Term Plan to Mr. Joyce or the other named executive officers of the Corporation in 1993.

CEO COMPENSATION

       Base Salary. In determining the base salary of Mr. Joyce for 1993, the Committee considered his then current salary relative to the competitively determined salary range for a comparable position in companies within the Performance Peer Group, as well as Mr. Joyce's continued success in restructuring the Corporation's business to focus on agribusiness. No specific weight was assigned to these factors in determining Mr. Joyce's base salary increase for 1993.

       Based on the foregoing, Mr. Joyce's salary was increased, effective March 1, 1993, by $44,898 to $425,000 from $380,102, which was his base salary since May 1, 1991. Mr. Joyce's base salary was further increased by $3,765, effective January 1, 1994. This $3,765 increase in Mr. Joyce's base salary solely reflects the payment to Mr. Joyce as base salary amounts previously paid on his behalf by the Corporation for certain employee benefits, which were discontinued.

       Annual Incentive Awards. Mr. Joyce's target percentage for purposes of calculating his annual incentive award under the 1992 Plan was 50% of his annual base salary, and is 75% under the 1993 Plan. Based on his annual salary at December 31, 1992, and his then target percentage of 50%, the incentive award to Mr. Joyce under the 1992 Plan was $190,000. Based on Mr. Joyce's annual salary at December 31, 1993, and taking into consideration the Corporation's 1993 performance, which, as discussed above, exceeded the Targeted Goals, his incentive award under the 1993 Plan was $356,000. This amount included an additional incentive award under the 1993 Plan, and reflected the achievement of specific goals relating to the successful acquisition of the Corporation's Canadian operations from ICI Canada, Inc. and the integration of those operations into Terra International. In considering the additional incentive award, the Committee noted that the successful acquisition and integration of the Canadian operations resulted in a contribution to earnings per share in 1993 of $.13 compared to initial projections of $.10 per share.

       Long Term Awards. The award of employee stock options to Mr. Joyce in September of 1992 was fixed separately from awards to other executive officers under the Long-Term Plan and was based on, among other factors, the Committee's determination that Mr. Joyce's awards should be at greater risk than awards to executive officers generally, so that his awards would have less value if the stockholders do not enjoy sustained appreciation in their investments. On the basis of an analysis of the relative value of stock options and Performance Shares as determined by the Corporation's independent compensation consultant, the Committee determined that the number of stock options granted to Mr. Joyce should be larger than the number of Performance Shares that would otherwise be granted to Mr. Joyce under the Long-Term Plan but provide the same long term opportunity as a grant of Performance Shares. Based on that determination, among other factors, including consideration of the ratio between the value of incentive awards typically given chief executive officers of companies within the Performance Peer Group, the Committee concluded that a grant to Mr. Joyce of options to purchase 300,000 of the Corporation's Common Shares was appropriate. Similar to the Performance Shares granted to the other executive officers of the Corporation, the options granted to Mr. Joyce vest if the Corporation's Common Shares achieve certain sustained levels of appreciation in the six years following their issuance.

       E. M. Carson               B.T.A. Hone                       H. R. Slack

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       From time to time, a subsidiary of Minorco USA has engaged in certain metals trading and inventory financing activities with a corporation wholly owned by the Corporation. In certain instances, the obligations of such corporation to the subsidiary of Minorco USA have been guaranteed by the Corporation. On January 1, 1994, the amount guaranteed under this arrangement was approximately $2.2 million.

       The Corporation and Minorco USA and its affiliates also engage in various transactions in the ordinary course of business incident to the conduct of their respective operations. Minorco USA and its affiliates paid the Corporation in 1993 or were billed an aggregate of approximately $3.4 million in connection with such transactions, including, among other things,
(i) the provision of office space, (ii) one-half of the salary, benefits, office services and related overhead paid to, or incurred on behalf of, Reuben
F. Richards, the Chairman of the Board of Directors of the Corporation, (iii) the purchase or allocation of insurance and the provision of related risk management services in an amount approximating $2.4 million at December 31, 1993, and (iv) other miscellaneous charges. The terms of each transaction are based on arms-length negotiations and are principally on a cost-reimbursement or contractual basis, or, in the case of insurance, by reference to the cost to each company of purchasing separate policies.


PROPOSAL 1

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

       The Board of Directors recommends that the stockholders ratify its selection of Deloitte & Touche as independent accountants for the Corporation for the fiscal year 1994. Deloitte & Touche serves as independent accountants for Minorco and various subsidiaries of Minorco, including Minorco USA.

       The Board of Directors intends to introduce at the Annual Meeting the following resolution:

       RESOLVED, that selection by the Board of Directors of the Corporation of Deloitte & Touche as independent accountants for the Corporation for the year 1994 be, and it hereby is, ratified.

       It is expected that members of Deloitte & Touche will attend the Annual Meeting to make a statement if they desire to do so and to respond to any appropriate questions that may be asked by stockholders.

       The affirmative vote of a majority of the votes cast by the holders of Common Shares voting thereon is necessary for adoption of Proposal 1.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

       Proposals of stockholders intended to be submitted at the 1995 Annual Meeting of Stockholders must be received by the Corporation at its principal executive offices on or before November 23, 1994 to be eligible for inclusion in the Corporation's proxy statement and accompanying proxy for such meeting.

                                 MISCELLANEOUS

       The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally, by telephone or by telegraph or by a few regular employees of the Corporation without additional compensation. The Corporation does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies.

       A COPY OF THE CORPORATION'S 1993 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE RELATIONS DEPARTMENT, TERRA INDUSTRIES INC., TERRA CENTRE, 600 FOURTH STREET, P.O. BOX 6000, SIOUX CITY, IOWA 51102-6000.

                                                                  March 25, 1994

PROXY

                             TERRA INDUSTRIES INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints REUBEN F. RICHARDS, BURTON M. JOYCE AND FRANCIS
G. MEYER, jointly and severally, as proxies, with power of substitution, to vote at the Annual Meeting of Stockholders (including adjournments) of TERRA INDUSTRIES INC. to be held May 3, 1994, with all powers the undersigned would possess if personally present, on the election of directors, on the Proposal described in the Proxy Statement and, in accordance with their discretion, on any other business that may come before the meeting.

Election of Directors, Nominees:

C.L. BROOKINS, E.M. CARSON, D.E. FISHER,
B.T.A. HONE, B.M. JOYCE, J.R. NORTON III,
R.F. RICHARDS and H.R. SLACK


  (Comments or Change of Address)

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(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                 SEE REVERSE
                                                                    SIDE



         Please mark your
X        votes as in this
         example.

         This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR Proposal 1.

           The Board of Directors recommends a vote FOR proposal 1.


                                                 FOR        WITHHELD
Election of Directors. (see reverse)             [ ]          [ ]

For, except vote withheld from the following nominee(s):

- - - --------------------------------------------------------

                                                 FOR         AGAINST     ABSTAIN
1. Approval of Independent accountants           [ ]          [ ]          [ ]



Change of Address or Comments (on reverse).      [ ]

I will attend the Annual Meeting.                [ ]


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

SIGNATURE (S)                                     DATE
             ------------------------------------     -------------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.